Item 77C  The Central Europe Russia and Turkey Fund, Inc.
Stockholder Meeting Results

The Annual Meeting of Stockholders (the “Meeting”) of The Central Europe, Russia and Turkey Fund, Inc. was held on June 30, 2016.  At the close of business on May 17, 2016, the record date for the determination of stockholders entitled to vote at the Meeting, there were issued and outstanding 8,059,317 shares of the Fund’s common stock, each share being entitled to one vote, constituting all of the Fund’s outstanding voting securities.  At the Meeting, the holders of 7,257,138 shares of the Fund’s common stock were represented in person or by proxy, constituting a quorum.  At the Meeting, the following matters were voted upon by the stockholders.  The resulting votes are presented below:

1.	To elect three (3) Class I Directors, each to serve for a term of three years and until his successor is elected and qualifies.

Number of Votes

	For	Withheld
Dr. Wilhelm Bender	6,762,693	512,446
Mr. Detlef Bierbaum	2,840,056	4,435,082
Mr. Richard Karl Goeltz	6,758,452	516,686

As indicated above, Mr. Detlef Bierbaum did not receive sufficient votes to be elected. Mr. Bierbaum continued to serve until he retired as a director effective as of October 24, 2016.

2.
To ratify the appointment by the Audit Committee and the Board of Directors of PricewaterhouseCoopers LLP, an independent public accounting firm, as independent auditors for the fiscal year ending October 31, 2016.

Number of Votes

For	Against	Abstain
7,264,089	18,552	72,553

As of October 31, 2016, the Fund’s Board of Directors is as follows:

Dr. Wilhelm Bender	Director (non-interested)	since 2013 Class I – term expires 2019
Ambassador Richard R. Burt	Director (non-interested)	since 2000 Class II – term expires 2017
Walter C. Dostmann	Director (non-interested)	Since 2015 Class I – term expires 2019
Richard Karl Goeltz	Director (non-interested)	since 2008 Class I – term expires 2019
Dr. Franz Wilhelm Hopp	Director (non-interested)	since 2008 Class III – term expires 2018
Dr. Christopher Pleister	Director (non-interested)	since 2016 Class II – term expires 2017
Christian H. Strenger	Chairman and Director (interested)	since 1986 Class III – term expires 2018
Joachim Wagner	Director (non-interested)	since 2012 Class II – term expires 2017